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                                                                   EXHIBIT 10.17

                              EMPLOYMENT AGREEMENT
                              --------------------

         This Employment Agreement is made and entered into by and between ZLand, Inc. (the "Company") and Joan Nagelkirk ("Nagelkirk").

                                    RECITALS
                                    --------

         On December 1, 1999 (the "Commencement Date") Nagelkirk was employed by the Company as its Chief Financial Officer and is hereby bound by this Employment Agreement.

         NOW, THEREFORE, in consideration of the promises and benefits contained in this Agreement, Nagelkirk and the Company hereby agree as follows:

         1. Position and Duties: Nagelkirk shall be employed by the Company as its Chief Financial Officer. As Chief Financial Officer, Nagelkirk agrees to devote her full business time, energy and skill to her duties at the Company. These duties shall include, but not be limited to, any duties consistent with her position which may be assigned to Nagelkirk from the Company's Board of Directors.

         2. Term of Employment: Nagelkirk's employment with the Company pursuant to this Agreement shall be on an at-will basis, subject to the provisions regarding termination set forth below. Upon termination of Nagelkirk's employment with the Company, neither Nagelkirk nor the Company shall have any further obligation or liability to the other, except as set forth in Sections 3.3, 4, and 5 below.

         3. Compensation: Nagelkirk shall be compensated by the Company for her services as follows:

                  3.1 Base Salary: Nagelkirk shall be paid a monthly base salary of sixteen thousand six hundred sixty-six dollars and sixty-seven cents ($16,666.67) (two hundred thousand dollars ($200,000.00) on an annualized basis), subject to applicable withholding and paid in accordance with the Company's normal payroll procedures. Such salary will be reviewed at least annually and adjustments made as deemed appropriate by the Compensation Committee of the Board of Directors. Any decrease in salary may be viewed as a material event at Nagelkirk's sole discretion and therefore trigger termination provisions as set forth in Sections 4 and 5 below.

                  3.2 Benefits: Nagelkirk shall have the right, on the same basis as other employees of the Company, to participate in and to receive benefits under any of the Company's benefit plans, including medical, dental and group insurance plans for Nagelkirk and her immediate family. Nagelkirk shall also be entitled to participate in any 401(k) Plan, Profit Sharing Plan or Employee Stock Purchase Plan that the Company may offer, now or in the future, in accordance with its terms. In addition, Nagelkirk shall be entitled to the benefits afforded to other employees under the Company's vacation, holiday and business expense reimbursement policies.


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                  3.3 Executive Incentive Compensation Plan: Nagelkirk will be eligible to receive, in addition to her Base Salary, an annual incentive compensation payment which would equal, at a minimum, forty percent (40%) of Nagelkirk's current Base Salary, and at a maximum, seventy-five (75%) of Nagelkirk's Base Salary, provided the Company achieves pre-defined goals for that period. These goals will be determined mutually between Nagelkirk and the Board of Directors. Similar bonuses will apply in subsequent fiscal years. These payments will normally be made on a six month retroactive basis, on February 28th and August 31st of each fiscal year. If Nagelkirk terminates her employment voluntarily, Nagelkirk shall be entitled to receive a payment pro-rated in accordance with the period of Nagelkirk's employment with the Company during the applicable fiscal year, provided that the pre-determined goals for that period were met. Payment in this case will be made at the normal February 28th or August 31st interval.

                  3.4 Stock Options: Nagelkirk will be granted a option, as part of this contract, to purchase 200,000 shares of the Company's common stock at a pre-IPO price not to exceed $9.00 per share. The shares subject to this option will vest as follows: (A) upon the one (1) year anniversary of the Commencement Date, 25%; (B) thereafter, 6.25% per month.

         4. Benefits Upon Voluntary Termination: If Nagelkirk voluntarily resigns from her employment with the Company, Nagelkirk shall be entitled to no compensation or benefits other than those earned in Section 3 above through the date of her termination, unless the Company materially altered Nagelkirk's duties, responsibilities, authority or compensation from that set forth in Sections 1 and 3 above. In that event, Section 5.2 shall apply. Nagelkirk will have one (1) year from the date of her resignation to exercise any stock options that were vested prior to the date of her resignation. If Nagelkirk's employment terminates as a result of her death or disability, Nagelkirk shall be entitled to the benefits described in Section 5.3.

         5. Benefits Upon Other Termination: Nagelkirk agrees that her employment may be terminated by the Company at any time, with or without cause. In the event of the termination of Nagelkirk's employment by the Company for the reasons set forth below, she shall be entitled to the following:

                  5.1 Termination for Cause: If Nagelkirk's employment is terminated by the Company for Cause as defined below, Nagelkirk shall be entitled to no compensation or benefits othis than those earned under Section 3 through the date of her termination. Nagelkirk will have one (1) year from the date of her termination to exercise any stock options that were vested prior to the date of her termination. For purposes of this Agreement, a termination "for Cause" may only occur if Nagelkirk is terminated for any of the following reasons:

                  (i) theft, dishonesty, or falsification of any employment or Company records;

                  (ii) improper disclosure of the Company's confidential or proprietary information;

                  (iii) failure or inability to perform any reasonable assigned duties after written notice from the Company of, and a reasonable opportunity to cure such failure or inability; or

                  (iv) Nagelkirk's conviction of any criminal act which impairs her ability to perform her duties under this Agreement.


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                  5.2 Termination for Othis Than Cause: If Nagelkirk's
employment is terminated by the Company for any reason Other Than Cause and not as a result of death or disability as set forth in Section 4, and not a result of a Change of Control as set forth in Section 5.3 below, Nagelkirk shall be entitled to receive a lump sum severance payment equal to twelve (12) months Base Compensation plus 40% bonus, less applicable withholding, at her final monthly salary rate. This payment shall be made immediately upon termination. Nagelkirk will also be entitled to full benefits as set forth in Section 3.2 above, for a period of twelve (12) months after termination. In addition, Nagelkirk shall be entitled to an acceleration of vesting of all remaining unvested stock options granted as set forth in Section 3.4 for which she shall have up to one (1) year after the date of termination to exercise. For purposes of this Agreement, a termination for Other Than Cause shall occur if the Company materially alters Nagelkirk's duties, responsibilities, authority or compensation from that set forth in Sections 1 and 3 above.

                  5.3 Termination Following a Change in Control:

                         (a) If a Change in Control occurs, Nagelkirk will be
entitled to immediate acceleration of vesting for all stock options granted to Nagelkirk as set forth in Section 3.4, as of the date of the Change in Control, for which she has up to one (1) year after the date of the Change in Control, to exercise.

                         (b) In addition, in the event of termination of
Nagelkirk's employment for any reason, or if the Company materially alters Nagelkirk's duties, responsibilities, authority or compensation from that set forth in Sections 1 and 3 above, within two (2) years after a Change of Control, Nagelkirk shall be entitled to a lump sum severance payment equal to two (2) years Base Salary and 40% bonus, less applicable withholding at her final monthly salary rate. This payment shall be made immediately upon termination.

                         (c) In addition, Nagelkirk will also be entitled to
full benefits as set forth in Section 3.3 above, for a period of twelve (12) months after termination.

                         (d) For purposes of this Agreement, a "Change of
Control" shall mean an Ownership Change in which the shareholders of the Company before such Ownership Change do not retain, directly or indirectly, at least a majority of the beneficiary interest in the voting stock of the Company after such transaction or in which the Company is not the surviving corporation. For purposes of this Agreement, an "Ownership Change" shall be deemed to have occurred in the event any of the following occurs with respect to the Company:

                             (i) the direct or indirect sale or exchange by the shareholders of the Company of all or substantially all of the stock in the Company;

                             (ii)  a merger or consolidation in which the
                                   Company is a minority party;


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                             (iii) the sale, exchange, or transfer of all or
                                   substantially all of the assets of the
                                   Company; or

                         (e) a liquidation or dissolution of the Company.

         6. Exclusive Remedy: Nagelkirk agrees that the severance plan described in Sections 4 and 5 above shall be her sole and exclusive remedy if the Company terminates her employment and he shall be entitled to no further compensation for any damage or injury arising out of the termination of her employment by the Company.

         7. Attorney's Fees: The prevailing party shall be entitled to recover from the losing party its attorney's fees and costs incurred in any action brought to enforce any right arising out of this Agreement.

         8. Interpretation: Nagelkirk and the Company agree that this Agreement shall be interpreted in accordance with and governed by the laws of the State of California.

         9. Successors and Assigns: This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. In view of the personal nature of the services to be performed under this Agreement by Nagelkirk, he shall not have the right to assign or transfer any of her rights, obligations or benefits under this agreement, except as otherwise noted herein.

         10. Entire Agreement: This Agreement constitutes the entire employment agreement between Nagelkirk and the Company regarding the terms and conditions of her employment with the exception of any stock option agreement between Nagelkirk and the Company for shares granted in Section 3.3 above.

         11. Modification: This Agreement may only be modified or amended be a supplemental written agreement signed by Nagelkirk and the Company.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year written below.


                                  ZLand, Inc., a Delaware corporation


         Date: December 1, 1999   /S/ GLENN E. ABOOD
                                  --------------------------------------------
                                  By: Glenn E. Abood, President



         Date: December 1, 1999   /S/ JOAN NAGELKIRK
                                  --------------------------------------------
                                  Joan Nagelkirk


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